As filed with the Securities and Exchange Commission on January 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enveric Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4484725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices) (Zip Code)

Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan

(Full title of the Plan)

Joseph Tucker
Chief Executive Officer
Enveric Biosciences, Inc.
4851 Tamiami Trail N, Suite 200
Naples, FL 34103
(Name and address of agent for service)

(239) 302-1707

(Telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

(212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On December 31, 2020, pursuant to the tender agreement dated as of August 12, 2020, by and between Enveric Biosciences, Inc. (the “Company”), Jay Pharma Inc. and certain other signatories thereto, the Company adopted the Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan (as amended, the “2020 Plan”), effective as of December 31, 2020. Upon the initial adoption, the total number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that had been reserved under the 2020 Plan for issuance pursuant to awards was originally 2,695,893 shares (prior to giving effect to the Reverse Stock Split, as defined below).

At a special meeting of the stockholders held on July 14, 2022 at 10:00 a.m. Eastern time, the Company’s stockholders approved an amendment to the 2020 Plan (the “Plan Amendment”), which was previously approved by the Company’s Board of Directors on May 3, 2022. The Plan Amendment (i) increased the number of shares of Common Stock reserved for issuance pursuant to awards under the 2020 Plan by 7,304,107 shares (prior to giving effect to the Reverse Stock Split), to an aggregate of 10,000,000 shares (prior to giving effect to the Reverse Stock Split), and (ii) added an “evergreen” provision whereby the number of shares authorized for issuance pursuant to awards under the 2020 Plan would be automatically increased on the first trading date immediately following the date the Company issues any share of Common Stock to any person or entity, to the extent necessary so that the number of shares of Common Stock authorized for issuance under the 2020 Plan would equal the greater of (x) 10,000,000 shares (prior to giving effect to the Reverse Stock Split), and (y) 15% of the total number of shares of Common Stock outstanding as of such issuance date.

On July 14, 2022, the Company effected a 1-for-50 reverse stock split of its Common Stock (the “Reverse Stock Split”), which was effective as of 4:05 p.m., New York time. Consequently, the number of shares of Common Stock reserved for issuance pursuant to awards under the 2020 Plan, after adjustment for the Reverse Stock Split, was adjusted to the greater of (x) 200,000 shares, and (y) 15% of the total number of shares of Common Stock outstanding as of the date the Company issued any share of Common Stock to any person or entity.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an aggregate of 311,740 shares of Common Stock, the number of shares equal to 15% of the total number of shares of Common Stock outstanding as of November 23, 2022, and is comprised of:

●	128,401 shares of Common Stock issued or issuable pursuant to restricted stock units outstanding under the 2020 Plan;
●	28,852 shares of Common Stock issuable pursuant to stock options outstanding under the 2020 Plan;
●	974 shares of Common Stock issued pursuant to restricted stock awards under the 2020 Plan; and
●	153,513 shares of Common Stock that are reserved for issuance pursuant to future awards under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2020 Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022;
2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 13, 2022;
3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on August 12, 2022;
4.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Commission on November 14, 2022;
5.	Our Current Report on Form 8-K, filed with the Commission on December 30, 2021;
6.	Our Current Reports on Form 8-K, filed with the Commission on February 15, 2022, February 18, 2022, May 4, 2022 (two reports, the second of which was amended on May 18, 2022), May 11, 2022, June 15, 2022, July 14, 2022, July 18, 2022, July 26, 2022, August 2, 2022, September 1, 2022, September 13, 2022, September 23, 2022 (as amended on October 6, 2022), and October 28, 2022; and
7.	The description of our Common Stock contained in our Form 8-A12B, filed with the Commission on November 9, 2017 (File No. 001-38286), amended and supplemented by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022, and any amendment or report filed with the Commission for purposes of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Enveric Biosciences, Inc., 4851 Tamiami Trail N, Suite 200, Naples, FL 34103; Attention: Joseph Tucker, or by telephone at: (239) 302-1707.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”) provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by the Company’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any of the Company’s directors or officers existing as of the time of such repeal or modification.

Sections 145 and 102(b)(7) of the DGCL provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Company has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description
4.1	Amended and Restated Certificate of Incorporation of Enveric Biosciences, Inc., effective December 30, 2020 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 6, 2021)
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective December 30, 2020 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on January 6, 2021)
4.3	Certificate of Designations of Series B Preferred Stock of Enveric Biosciences, Inc. (previously filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the Commission on January 6, 2021)
4.4	Amended and Restated Bylaws of Enveric Biosciences, Inc. (previously filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed with the Commission on January 6, 2021)
4.5	Amendment to the Amended and Restated Bylaws of Enveric Biosciences, Inc. (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 18, 2021)
4.6	Certificate of Designation of the Series C Preferred Stock of the Company, dated May 4, 2022 (previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A12G, filed with the Commission on May 4, 2022, File No. 000-26460)
4.7	Certificate of Amendment of Certificate of Designation of the Series C Preferred Stock of the Company, dated May 17, 2022 (previously filed as Exhibit 3.2 to the Company’s Registration Statement on Form 8-A12G/A, filed with the Commission on May 17, 2022, File No. 000 26460)
4.8	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Enveric Biosciences, Inc. (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on July 14, 2022)
5.1*	Opinion of Haynes and Boone, LLP
23.1*	Consent of Friedman LLP, independent registered public accounting firm
23.2*	Consent of Marcum, LLP, independent registered public accounting firm
23.3*	Consent of Zeifmans LLP, independent registered public accounting firm
23.4*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan (previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Commission on January 6, 2021)
99.2	First Amendment to the Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on July 14, 2022)
107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on January 20, 2023.

ENVERIC BIOSCIENCES, INC.

By:	/s/ Joseph Tucker
Joseph Tucker
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints of Joseph Tucker or Robert Dickey IV, each with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated and on the 20th day of January, 2023.

Signature	Title	Date

/s/ Joseph Tucker	Chief Executive Officer and Director	January 20, 2023
Joseph Tucker, Ph.D.	(Principal Executive Officer)

/s/ Robert Dickey IV	Interim Chief Financial Officer	January 20, 2023
Robert Dickey IV	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael D. Webb	Chairman of the Board	January 20, 2023
Michael D. Webb

/s/ George Kegler	Director	January 20, 2023
George Kegler

/s/ Douglas Lind	Director	January 20, 2023
Douglas Lind, M.D.

/s/ Marcus Schabacker	Director	January 20, 2023
Marcus Schabacker, M.D., Ph.D.

/s/ Bevin O’Neil	Director	January 20, 2023
Bevin O’Neil

/s/ Frank Pasqualone	Director	January 20, 2023
Frank Pasqualone